UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 10, 2010

Wonder Auto Technology, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 416-2661186
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As previously disclosed, on July 10, 2010, Wonder Auto Technology, Inc.’s (the “Company”) wholly-owned subsidiary Vital Glee Development Limited (“Vital Glee”) entered into a conditional disposal agreement (the “Conditional Disposal Agreement”) with Jinheng Automotive Safety Technology Holdings Limited (“Jinheng Holdings”), under which Vital Glee agreed to acquire from Jinheng Holdings its 100% equity interest in Jinheng (BVI) Ltd., a British Virgin Islands corporation (“Jinheng BVI”) for a total cash consideration of HK $1,130 million (approximately US$145.54 million). Jinheng BVI, through its Chinese subsidiaries, is primarily engaged in the manufacturing of automobile airbags, safety belts and steering wheels.

On September 10, 2010, Vital Glee completed the acquisition of Jinheng BVI pursuant to the terms of the Conditional Disposal Agreement. Under the Conditional Disposal Agreement, Vital Glee paid HK $339 million (approximately US$43.66 million) and issued three non-interest bearing promissory notes in the respective amount of HK $169.5 million (approximately US$21.83 million), HK $169.5 million (approximately US$21.83 million) and HK $452 million (approximately US$58.22 million) to Jinheng Holdings, which will become payable at the 30th, 90th and 180th days after September 14, 2010, respectively.

Further information concerning this transaction, including information otherwise required under this Item 2.01, is set forth in Item 1.01 of the Company’s Form 8-K filed on July 13, 2010, and in a copy of the Conditional Disposal Agreement filed with that Form 8-K as Exhibit 10.1, and such Item 1.01 and Exhibit 10.1 are incorporated by reference in this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Business Acquired.

The Company intends to file by amendment the financial statements required by this item no later than 71 days after the date that this report on Form 8-K must be filed.

(b)           Pro forma financial information

The Company intends to file by amendment the required pro forma financial information no later than 71 days after the date that this report on Form 8-K must be filed.

(d)           Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: September 10, 2010

/s/ Qingjie Zhao
Chief Executive Officer and President